BONUS AND SEVERANCE AGREEMENT

This Agreement (“Agreement”) entered into as of June 30, 2008 (“Effective Date”) by and between Great-West Life & Annuity Insurance Company (the “Company”) and Richard F. Rivers (“Rivers”). The Company and Rivers are referred herein collectively as “Parties” and individually as “Party.”

RECITALS

1.   Rivers is currently employed by the Company as the Executive Vice President of the Company;

2.        The Company has sold its healthcare business to Connecticut General Life Insurance Company (“CIGNA”) in a transaction that closed on April 1, 2008. Until the sale of the healthcare business to CIGNA, Rivers was the Executive Vice President of the Healthcare Division. Rivers has been an integral part of maintaining the healthcare business and in the completion of the sale to CIGNA;

3.        Rivers has continued to work for the Company in respect to various matters relating both to the sale of the healthcare division to CIGNA and to other functions; and,

4.        The Company and Rivers wish to confirm the types and amounts of compensation which Rivers is to receive in addition to his regular compensation and benefits.

THEREFORE, in consideration of the mutual promises contained herein, the Company and Rivers agree as follows:

SECTION 1. DEFINITIONS

1.1      Base Compensation. The term “Base Compensation” shall include the sum of Rivers’ annual base salary and Rivers’ total potential Target Bonus for which Rivers is eligible in the year his employment with the Company is terminated.

1.2	Cause. The term “Cause” shall mean:

(a)       Conduct by Rivers constituting a felony or other crime involving dishonesty, theft or an act of financial wrongdoing;

(b)      Conduct of Rivers which is materially injurious to the Company or any of its affiliates, monetarily or otherwise;

(c)       An act or acts of dishonesty by Rivers involving the Company or any of its affiliates or significant violation of the Code of Business Conduct and Ethics or the policies of the Company;

(d)      Willful and repeated refusal or failure of Rivers to perform his duties hereunder or otherwise, insubordination, disorderly conduct in the workplace, absenteeism, use or sale of alcohol or illegal drugs on Company property; or

(e)       A material breach by Rivers of any of the material provisions of this Agreement and failure of Rivers to cure same within thirty (30) consecutive days after notice thereof to Rivers.

1.3	Good Reason. The term “Good Reason” shall mean, without Rivers’ consent:
(a)	A material diminution in Rivers’ Base Compensation, or;

 (b)         A material change in the geographic location at which Rivers provides services.

1.4      Purchase Agreement. The term “Purchase Agreement” shall refer to the Asset and Stock Purchase Agreement entered into between the Company and CIGNA on November 26, 2007 pursuant to which the Company’s Healthcare Division and other related assets (“Healthcare Division”) have been transferred to CIGNA, effective as of April 1, 2008.

1.5      Target Bonus. The term “Target Bonus” shall refer to the incentive bonus for which Rivers has been and is eligible in the ordinary course of the Company’s business, in accordance with its ordinary business practices and which are historically known as the “Target Bonus.”

1.6      Termination of Employment. The terms “termination of employment,” “terminate employment” and other similar terms shall mean a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) to the extent necessary to comply with the terms of such Section to avoid taxation under Section 409A(a)(1) of the Code.

SECTION 2. TERM AND TERMINATION

2.1      Termination of Employment. Rivers’ employment with the Company shall terminate under the following circumstances:

     (a)     Death. In the event of Rivers’ death (“Death”), this Agreement shall terminate immediately.

(b)    Disability. If Rivers becomes eligible to receive benefits under the Company’s Long Term Disability Plan (“Disability”), either the Company or Rivers may immediately terminate Rivers’ employment.

(c)     Termination by the Company. Rivers’ employment may be terminated immediately by the Company either with or Without Cause.

(d)    Voluntary Termination by Rivers. Rivers’ employment may be terminated by Rivers effective upon giving thirty (30) days’ notice to the President and Chief Executive Officer of the Company.

(e)     Termination for Good Reason by Rivers. Rivers may effect a termination of his employment for Good Reason at any time upon notice to the President and Chief Executive Officer of the Company of such intention in accordance with the provisions of this section 2.1(f)(i) and (ii). The Good Reason termination shall be effective as of the date set forth in such notice. At the sole discretion of the President and Chief Executive Officer of the Company, Rivers’ attendance during the notice period may not be necessary. Termination for Good Reason is subject to the following terms and conditions:

(i)       Rivers must provide notice to the Company within 90 days of the initial existence of the condition which constitutes Good Reason, and if the condition is not cured, must terminate his employment within 30 days of the expiration of the cure period set forth in Section 2.1(f)(ii); and,

(ii)      The Company must fail to cure the condition within 30 days following the notice.

SECTION 3. COMPENSATION AND BENEFITS

In addition to his base salary and other benefits historically provided by the Company to Rivers in the ordinary course of business, for all services rendered and to be rendered by Rivers while employed by the Company, including without limitation, services for companies affiliated with the Company, and upon the terms and conditions set forth in this Agreement, the Company will cause to be paid and provided to Rivers the compensation and benefits provided in this Section 3.

3.1      Compensation and Bonuses. In recognition of past and present services, Rivers shall be entitled to the following benefits:

(a)     Healthcare Incentive Bonus. Healthcare Division Incentive Bonuses (“HIP Bonuses”) payable annually. The terms, conditions and amounts of the HIP Bonuses are set forth below:

(i)       A HIP Bonus in the amount of $2,000,000, shall vest upon execution of this Agreement and shall be payable on or before December 31, 2008;

(ii)      A HIP Bonus in the amount of $2,000,000 shall vest on January 1, 2009 and shall be payable on or before December 31, 2009;

(iii)     A HIP Bonus in the amount of $2,000,000 shall vest on January 1, 2010 and shall be payable on or before December 31, 2010;

(iv)     If Rivers’ employment is terminated by the Company Without Cause or by Rivers for Good Reason, all unvested HIP Bonuses shall vest immediately upon Rivers’ termination, and shall be payable within 45 days of the date Rivers’ employment is terminated;

(v)      No unvested HIP Bonus shall be payable if the Company terminates Rivers for Cause, as a result of Death or Disability, or upon termination by Rivers without Good Reason.

(b)      Supplemental Executive Retirement Program. An enhancement to Rivers’ Supplemental Executive Retirement Program (“SERP”) upon the following terms and conditions:

(i)       Rivers shall be entitled to: (a) two years credit for each of the first five years of his service with the Company (which ended on August 19, 2007); (b) credit for service with the Company in accordance with the terms of the SERP for years of service commencing after August 19, 2007 and, (c) an additional 2.5 years of credit immediately following the execution of this Agreement.

(ii)      Unless otherwise provided in this Agreement, Rivers’ SERP benefits shall become100% vested upon the execution of this Agreement.

(iii)      Except as specifically provided herein, the SERP shall be administered in accordance with its terms, including but not limited to, the date that benefits may start, any survivorship benefits and offsets for Social Security, and/or any other qualified or non-qualified plans.

(c)     Special Bonus. Rivers shall be entitled to receive a one-time payment in the amount of $2,500,000. The payment of the Special Bonus shall be made within 30 days of the execution of this Agreement.

(d)      Purchase Price Reduction Bonus.If the Purchase Price Reduction Amount as defined by Section 2.04(a) of the Purchase Agreement is zero, and further, if Rivers is: (a) employed by the Company on the date of the Final Calculation of the Purchase Price Reduction Amount as defined in Section 2.04(b) of the Purchase Agreement (the “Final Calculation Date”); or (b) is terminated earlier by the Company Without Cause or by Rivers for Good Reason, a bonus of $1,000,000 (The “PPR Bonus”) shall be paid to Rivers in a lump sum within 60 days of the Final Calculation Date.

(e)       Transition Bonus.A bonus in the amount of $1,600,000 if Rivers’ employment with the Company is not terminated before April 30, 2009, or his employment with the Company is terminated before April 30, 2009 and such termination is: (a) by the Company Without Cause; or (b) by Rivers for Good Reason. The Transition Bonus shall be paid in a lump sum on or before the earlier of 60 days after his termination of employment or April 30, 2009.

(f)       Severance Benefit.Upon termination of Rivers’ employment by the Company Without Cause, or by Rivers for Good Reason, Rivers shall be entitled to a cash severance payment (the “Severance Benefit”) in the amount of $3,117,188.

(i)       Rivers shall not be entitled to the Severance Benefit unless, within 60 days after the termination of his employment, Rivers executes and returns to the Company a Release Agreement, substantially in the form as Attachment A.

(ii)      The Severance Benefit shall be paid in a lump sum within 15 days of the date that Rivers returns a fully executed Release Agreement to the Company.

(g)      Medical Benefits. If Rivers’ employment is terminated by the Company without Cause or by Rivers for Good Reason, Rivers shall be entitled to medical benefits of a similar type and cost to those he had as of the termination of his employment with the Company for a period of two and one-half years from his employment termination date. The Company reserves the right to provide these benefits in a manner it deems reasonable and appropriate.

(h)	Additional Termination Benefits.

(i)       If Rivers’ employment is terminated Without Cause or if Rivers terminates for Good Reason, Rivers shall be entitled to the following:

(A)      his base salary through the date of such termination or Retirement, payable in the ordinary course of the Company’s business;

(B)      Rivers’ Target Bonus for the year in which his termination of employment from the Company occurs, determined as if all performance targets established by the Company with respect to such Target Bonus have been met at target and multiplied by a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365, payable in a lump sum within 45 days of the date of Rivers’ termination; and,

(C)      any other compensation and benefits that are vested or otherwise owed to him as of the last day of his employment in the ordinary course of the Company’s business, in accordance with applicable law and Company policies.

(ii)      In the event that Rivers terminates his employment with the Company without Good Reason or the Company terminates Rivers for Cause, Rivers shall only be entitled to the compensation and benefits that are vested or otherwise owed to him as of the last day of his employment in the ordinary course of the Company’s business, in accordance with applicable law and Company policies.

SECTION 4. EMPLOYEE COVENANTS

In consideration of the benefits set forth in this Agreement, Rivers covenants and agrees to the following:

4.1      Cooperation Regarding Open Issues. Rivers shall reasonably cooperate with the Company regarding open issues, including, but not limited to: any litigation relating to the Company, regardless of when such litigation arises; claims for benefits arising out of the ordinary business of the Healthcare Division; regulatory complaints; and/or operational or administrative matters that may have arisen in the operations of the Company.

4.2      Confidential Information. Rivers acknowledges that he is an officer, executive, and a member of the management personnel of the Company as those terms are defined in the Colorado Revised Statutes, §8-2-113. Rivers further acknowledges that as a result of the confidential relationship with the Company and its affiliates, he has received and shall be receiving information which is proprietary and confidential. Such information includes, but is not limited to, private health information, methods of business operations and attorney/client information (“Confidential Information”). Rivers further acknowledges that the Confidential Information is a highly valuable asset of the Company. During Rivers’ employment with the Company and thereafter, Rivers shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, or disclose to any third Party (other than in the furtherance of the business purposes of the Company) all Confidential Information.

4.3      Confidentiality of Agreement. Rivers agrees that he will forever keep strictly confidential the terms of this Agreement, except for communications with his attorney; the Internal Revenue Service; any State Department of Revenue; accountants or other tax advisers; immediate family; or as may be required by law. The Company agrees to keep this Agreement confidential, except for communications with its employees, attorneys; the Internal Revenue Service; any State Department of Revenue; the Securities Exchange Commission; accountants or other tax advisers; any governmental administrative agency; or as may be required by law.

4.4      No Disparagement. Rivers agrees that the terms of his separation from the Company are amicable, and agrees not to malign, defame, blame or otherwise disparage the Company, its subsidiaries, affiliates, successors and assigns, and any of their officers, employees or directors, either publicly or privately, regarding their past or future business or personal affairs. The President and Chief Executive Officer of the Company agrees that the terms of Rivers’ separation from the Company are amicable, and agrees not to malign, defame, blame or otherwise disparage Rivers regarding their past or future business or personal affairs.

4.5      Non-Solicitation. In consideration of receipt by Rivers of the Severance Benefit, without the prior written consent of the Company, during Rivers’ employment with the Company and for 2.5 years after leaving the employment of the Company, whether voluntarily or involuntarily, Rivers shall not (for purposes of clarity, this Section 4.5 shall only apply if Rivers receives a Severance Benefit) solicit employees of the Company to terminate their employment with the Company or become employed by Rivers or any Company that employs Rivers.

4.6     Separate Covenants. The Parties intend that the above covenants shall be construed as separate covenants. If one or more of these covenants are adjudicated to be unenforceable, such unenforceable covenant shall be deemed eliminated from this Section 4 to the extent necessary to permit the remaining separate covenants to be enforced.

4.7      Penalty for Breach of Covenant. In the event that Rivers violates the above covenants, Rivers agrees to repay 90% of all Severance Benefits received by him. Rivers also acknowledges that any breach of these covenants will cause immediate and irreparable harm to the Company and agrees that the Company would be entitled to injunctive or equitable relief, along with other money damages as determined by a court of law or equity.

SECTION 5. CODE SECTION 280(G) TREATMENT

5.1      Reductions in Payments. Notwithstanding any other provisions of this Agreement, if any payment or benefit received or to be received by Rivers, including any payment or benefit received in connection with a Change of Control, Closing or the termination of Rivers' employment from the Company, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (collectively “Total Payments") would be subject in whole or part to the excise tax (“Excise Tax") imposed under Section 4999 of the Code, then the cash portions of the Total Payments shall first be reduced, and the non-cash portions of the Total Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments, and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Rivers would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Company reserves the right to determine the manner in which the reduction provisions of this Section 5 are to be applied. Rivers shall be responsible for any Excise Tax, as well as all other federal, state and local taxes relating to the Total Payments.

5.2      Calculation of Reductions in Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:

(a)       no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel reasonably acceptable to the Company and Rivers ("Tax Counsel"), does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount allocable to such reasonable compensation. The cost of Tax Counsel shall be equally borne by the Parties;

(b)      the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code;

(c)       upon Rivers' request, the Company shall provide Rivers with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations.

SECTION 6. CONFLICTING AGREEMENTS

Rivers represents and warrants that he is free to enter into this Agreement, and that he has not made and will not make any agreements in conflict with this Agreement.

SECTION 7. ASSIGNMENT

7.1      Non-assignability. Neither this Agreement nor any right or interest hereunder shall be assignable (i) by Rivers without the prior written consent of the Company, or (ii) by the Company without the prior written consent of Rivers.

7.2      No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or assignment by operation of law; and any attempt, voluntary or involuntary, to effect such action shall be void and of no effect.

SECTION 8. BINDING AGREEMENT

This Agreement shall be binding upon and inure to the benefit of the Parties and any of their respective successors and permitted assigns, and any such successor or permitted assignee shall be deemed to be substituted for the Company or Rivers as the case may be, under the provisions of this Agreement.

SECTION 9. SEVERABILITY

If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law. If any provision contained in this Agreement shall be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

SECTION 10. NOTICE

All notices or other communications which are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects only if given in writing and delivered in person, by telecopy, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving Party. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or certified mail. Notice shall be delivered to the following individuals:

Graham McDonald

Great-West Life & Annuity Insurance Company

8525 East Orchard Road, 1T3

Greenwood Village, Colorado 80111

Richard F. Rivers

[address]

SECTION 11. WAIVERS

The failure of any Party to require the performance of any term or obligation of the Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

SECTION 12. ENTIRE AND SUPERCEDING AGREEMENT

As of the Effective Date, this Agreement constitutes the entire understanding of the Parties and supersedes any prior agreement, plan or arrangement relative to Rivers’ employment with the Company, the payment of any bonuses, severance or other forms of compensation (other than Rivers’ annual base salary and benefits paid by the Company in the ordinary course of its business). No modification or waiver of any provisions of this Agreement shall be made unless made in writing and signed by Rivers and the President and Chief Executive Officer of the Company, or such other person as the Company may designate for such purpose. Rivers represents and warrants that he is free to enter into this Agreement, and that he has not made and will not make any agreements in conflict with this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and any of their respective successors and permitted assigns, and any such successor or permitted assignee shall be deemed to be substituted for the Company or Rivers as the case may be, under the provisions of this Agreement.

SECTION 13. GOVERNING LAW

The interpretation, construction and application of this Agreement shall be governed by the laws of the State of Colorado without regard to choice of laws principles.

SECTION 14. ARBITRATION

Rivers and the Company fully believe that this Agreement is clear and unambiguous, and do not expect any disputes to arise. However, in the unlikely event that a dispute arises which the Company and Rivers are unable to resolve, the Company and Rivers mutually consent to the resolution of the dispute by binding arbitration.

Except as provided in this paragraph, this arbitration provision shall apply to all Claims between Rivers and the Company of whatever nature and however they arise, regardless of whether the Claim relates to this Agreement or its termination or otherwise. Claims which Rivers may have for workers' compensation, unemployment compensation, or under the Company's benefit plans for employees, are not covered by this arbitration procedure. Rivers understands that the Company's employee benefit plans may have their own dispute resolution processes, which remain applicable to any Claim by Rivers in relation to those plans. Also not covered by this arbitration provision are Claims by the Company for the use and/or unauthorized disclosure of trade secrets or confidential or privileged information, as to which Rivers understands and agrees that the Company may seek and obtain relief from a court of competent jurisdiction.

The Arbitrator shall be selected as follows: the Company and Rivers shall mutually agree upon a single arbiter (“Arbitrator”) from Judicial Arbiter Group, Inc. (“JAG”), metro Denver, Colorado. In the event that the Company and Rivers are unable to mutually agree upon an Arbitrator, the Party seeking to initiate the arbitration, shall contact JAG and request that JAG select an Arbitrator from its arbitration panel. The arbitration shall occur at JAG's offices in Denver, Colorado.

The arbitration shall proceed under the rules established for arbitration under the Colorado Uniform Arbitration Act. The decision of the Arbitrator shall be final and binding. Punitive and/or exemplary damages shall not be recoverable. Judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof pursuant to the laws of the State of Colorado. Rivers’ case may not be joined with any other arbitration proceeding brought by any other employee, unless the Company consents in writing. Judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof pursuant to the laws of the State of Colorado. The Company shall pay the costs of filing the arbitration and the arbitration fees. During the pendency of the arbitration, each Party shall be responsible for their own attorneys’ fees and costs of litigation, including expert witness fees, deposition costs and other related costs (the “Litigation Fees and Costs”). Provided, however, that the prevailing Party in the arbitration shall be entitled to recover their Litigation Fees and Costs.

SECTION 15. CAPTIONS

The captions set forth in this Agreement are for convenience only, and shall not be considered as part of this Agreement or in any way limiting or amplifying the terms and provisions hereof.

SECTION 16. 409A COMPLIANCE

This Agreement is intended to comply with Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intention. Notwithstanding anything herein to the contrary, if at the time of Rivers' separation from service with the Company he a “specified employee” as defined under

Section 409A of the Code (determined without regard to compensation that is excluded from employees' gross income on account of the location of the services or the location of the employer that is not effectively connected with a trade or business within the United States and is excludable as foreign compensation under Section 415 of the Code), and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) until the date that is six months following Rivers’ separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). To the extent any reimbursements or in-kind benefits due to Rivers under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with Rivers in good faith regarding the implementation of the provisions of this Section 16; provided that neither the Company nor any of its employees or representatives shall have any liability to Rivers with respect thereto. Notwithstanding any provision of this Agreement (including the foregoing), neither the Company, any Related Company nor any of its or their employees, directors, officers or representatives shall have any liability under any circumstances for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including any taxes, penalties or interest under Section 409A of the Code.

SECTION 17. LEGAL AND TAX CONSIDERATIONS

The Company has made no representations regarding the legal and/or tax issues relating to or arising from this Agreement and, notwithstanding any other provision of the Agreement, shall have no liability for any taxes, penalties or interest due on amounts paid or payable under the Agreement, and the Employee understands that he is fully responsible therefore. Employee acknowledges that he has been advised by the Company to consult his attorney for advice regarding all aspects of this Agreement, including, but not limited to, issues relating to Code Section 409A and all other tax and legal issues.

SECTION 18. COUNTERPARTS

This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have signed, sealed and delivered this Agreement as of the date first written above and below.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY:

By:	/s/ Raymond L. McFeetors
Name: Raymond L. McFeetors
Title: Chairman of the Board

Date: 8-20-08

RICHARD F. RIVERS:

/s/ Richard F. Rivers

Title: Executive Vice President

Date: 06/30/08